DAVID MOORE AND KIM MOORE
1010 Bethel Rd, Roslin, ON, K0K 2Y0

January 8, 2019

SusGlobal Energy Belleville Ltd.
200 Davenport Road
Toronto, ON M5R 1J2
Attention: Gerald P. Hamaliuk

Dear Sir:

Subject to the execution of definitive agreements, this letter of intent sets forth the basic terms upon which David Moore and Kim Moore (the "**Sellers**") are prepared to sell to SusGlobal Energy Belleville Ltd. (the "**Purchaser**") all of their shares (the "**Shares**") of 1684567 Ontario Inc. (the "**Company**") and their interest in the lands described in paragraph 1 of Schedule 3 (the "**Adjacent Lands**").

1. At closing, the assets of the Company will consist only of the property (the "**Property**") located at 704 Phillipston Road, in Belleville, Ontario consisting of 39.44 acres, the 13.88 acres land lease made June 24, 2013 between the Company and Astoria Organic Matters Canada Limited which lease was assigned to SusGlobal Energy Belleville Ltd. on September 15, 2017 (the "**Assignment**"), the equipment described in Schedule 1, the municipal contracts for curbside waste removed attached in schedule 2, and the certificate of approval obtained from the Ministry of Environment on July 7, 2010 (collectively, the "**Remaining Assets**"). At or prior to closing, the Company will discharge all of its current liabilities, long term debt, other long-term liability and any liens on the Property other than permitted encumbrances, in the nature of customary real estate permitted encumbrances, to be defined in the Sale Agreement.

2. The purchase price for the Shares shall be $1,717,250 and the purchase price for the Adjacent Lands shall be $50,000. The purchase price shall be paid for in full at closing.

3. The purchase price shall be subject to normal adjustments for prepaid expenses and accrued liabilities relating to the Property and the contracts.

4. Contemporaneously with the execution of this letter, the Purchaser shall pay the Company the sum of $72,000, representing legal fees paid by the Purchaser to discharge liens against the Property as per invoices provided to the Purchaser.

   (a) If the transaction of purchase and sale for the Shares is completed, such amount shall be credited against the purchase price payable by the Purchaser for the Shares at closing. If a transaction of purchase and sale for the Shares is not completed, such amount, notwithstanding the terms of the Assignment, shall be retained by the Company as a reimbursement by the Purchaser of legal fees incurred by the Company.

5. The parties will use commercially reasonable efforts to negotiate and enter into a purchase and sale agreement (the "**Sale Agreement**") for the Shares and the Adjacent Lands within 30 days from the execution of this letter. Such Sale Agreement shall provide that the Purchaser shall satisfy itself at its cost as to all title and off-title matters relating to the Property, as to compliance

with all environmental and governmental laws, environmental assessments, including a Phase 1 Soil Survey and that the assets of the Company shall be sold on an "as is" "where is" basis. The Sellers shall represent and warrant title to the Shares that the Company has not encumbered its assets, and that the liabilities referred to paragraph 1 have been discharged.

6. The Sale Agreement shall also provide that the Purchaser shall have the option to purchase within 6 months from the completion of the sale of the Shares, the property set forth in paragraphs 2 and 3 of Schedule 3 (the "**Additional Lands**") for the purchase price of $210,000, allocated as set forth in Schedule 3.

7. Contemporaneously with or prior to the execution of this letter, the Purchaser will execute and deliver to the Sellers and the Company a non-disclosure agreement in form satisfactory to the Sellers.

8. The Purchaser agrees to pay all legal and accounting fees incurred by the Sellers in connection with the purchase of the Shares or the Additional Lands up to a maximum of $100,000 plus HST. Such amounts shall be reimbursed to the Seller whether or not a transaction of purchase and sale for the Shares is completed.

9. For a period of 30 days from the execution of this letter, the Sellers and the Company shall not solicit, or negotiate, directly or indirectly, any proposal or offer from any person or group of persons other than the Purchaser to acquire all or any portion of the Shares or the Remaining Assets.

10. The provisions of this letter may be terminated by either the Sellers or the Purchaser at any time after the expiry of 30 days from the date hereof if a Sale Agreement has not then been entered into with a final closing date. Upon any such termination of the provision of this letter, neither Sellers nor Purchaser shall have any obligations to the other except for the obligations set forth in paragraphs 4, 7, 8, 9,10,11 and 12 hereof.

11. The provisions of this letter, other than the provisions of paragraphs 4, 7, 8, 9,10,11 and 12 hereof are a reflection of the intent of the Seller and the Purchaser in good faith to pursue the transactions described herein and are not intended to be legally binding. For greater certainty, unless and until a Sale Agreement is entered into by the parties, regardless of the reason for which such Sale Agreement does not executed, except for the provisions of paragraphs 4, 7, 8, 9,10,11 and 12 hereof neither the Sellers nor the Purchaser shall be under any obligation to the other. The provisions of paragraphs 4, 7, 8, 9,10,11 and 12 hereof are intended to be legally binding obligations of the parties.

12. The terms of this letter shall be governed by and construed in accordance with the laws of the province of Ontario.

Yours truly,

David Moore

Kim Moore

Confirmed and **agreed** this 9th day of January, 2019.

SusGlobal Energy Belleville Ltd.

Per: Gerald Hamaliuk
Gerald P. Hamaliuk

Schedule 1

List of Equipment with Serial Numbers

1- 2003 In'i Garbage truck vin # **1HTWYATT93J063808**

1-1989 518 Cat Landfill Compactor **serial #094402196**

1-1987 816Cat Landfill Compactor **serial #15700672**

7- rear load bins **(2-8yrd,1-6yrd & 4-4yrd bins)**

Schedule 2

Municipal Contracts for Waste Removal

Municipality of Tweed

3 contracts with Municipality of Stirling/Rawdon - contracts expire February 2018

Municipality of Madoc Twp.

Schedule 3

Optional Property Purchase

1. Lot on Phillipston Rd. Pin # 43820 @ $50,000.00 (on north end of site fronting on Phillipston Rd.)

2. 2.62 hectare gravel pit B licence # 2984 Pin #68187 @ $200,000.00 (borders north end of site from lot to next pit)

3. Right of way to gravel pit Pin # 27271 @ $10,000.00 (located between north site line & Phillipston lot)